Exhibit 10.1

                        INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is made between:

European Home Development Inc.
260-B Holbrook Drive Wheeling, IL 60090
847-520-7822
("Owner")

and

Modern PVC Inc.
51-01 39th Avenue Unit HH-12
Queens, NY 11104
773 782 6273
("Contractor")

The agreement is in force for twelve (12) continuous months commencing on November 14, 2011, the effective date Owner agrees to provide work to CONTRACTOR at Owners property.

1.   Services to Be Performed
Contractor shall furnish all labor and materials to install the PVC stretch ceiling on the Owner property.

2.   Payment
Owner shall pay Contractor for all labor and materials the sum of $17 per square feet.

3.   Terms of Payment
Upon completing Contractor's services under this Agreement, Contractor shall submit an invoice.

Owner shall pay Contractor within 30 days from the date of Contractor's invoice.

4.   Time of Completion
The work to be performed under this Agreement shall commence on time to time basis and as needed by Owner.

5.   Permits and Approvals
Owner shall be responsible for determining which state and local permits are necessary for performing the specified work, and for obtaining and paying for the permits.

6.   Limited Warranty
Contractor warrants that all work shall be completed in a good workmanlike manner and in compliance with all building codes and other applicable laws.

7.   Site Maintenance
Contractor agrees to be bound by the following conditions when performing the specified work: Contractor shall remove all debris and leave the premises in a broom clean condition. At the end of each day's work, Contractor's equipment shall be stored in the Contractor location.

8.   Subcontractors
Contractor may at its discretion engage subcontractors to perform services under this Agreement, but Contractor shall remain responsible for proper completion of this Agreement.

9.   Independent Contractor Status
Contractor is an independent contractor, not Owner's employee. Contractor's employees or subcontractors are not Owner's employees. Contractor has the right to perform services for others during the term of this Agreement.

10.  Insurance
Contractor agrees to obtain adequate business liability insurance for injuries to its employees and others incurring loss or injury as a result of the acts of Contractor or its employees or subcontractors.

11.  Terminating the Agreement
With reasonable cause, either Owner or Contractor may terminate this Agreement effective immediately by giving written notice of cause for termination. Reasonable cause includes: nonpayment of Contractor's compensation after 20 days written demand for payment. Contractor shall be entitled to full payment for services performed prior to the effective date of termination.

14.  Resolving Disputes
If a dispute arises under this Agreement, any party may take the matter to court. If any court action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses in addition to any other relief to which he or she may be entitled.

16.  Notices
All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows: When delivered personally to the recipient's address as stated on this Agreement

Owner:                                     Contractor:

By: /s/ Dmitry Lapan                       By: /s/ Vadims Horosevskis
    ----------------------------               ---------------------------------
    Dmitry Lapan/president                     Vadims Horosevskis/director